Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-293462) and Form S-3 (Nos. 333-288908, 333-288935, 333-293161 and 333-289099) of our report dated April 15, 2025, except for Note 1 as to which the date is September 12, 2025, with respect to the financial statements of Banzai International, Inc. for the year ended December 31, 2024 included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Marlton, New Jersey

March 31, 2026